Exhibit 99.1
SCOLR Pharma, Inc. Receives Notice from NYSE Amex LLC
Regarding Compliance Plan and Listing Standards

Bothell, WA, September 18, 2009, - SCOLR Pharma, Inc. (NYSE Amex: DDD) announced today that on September 15, 2009, the NYSE Amex LLC (the “Exchange”) accepted the Company’s plan of compliance with respect to its previously disclosed listing deficiency as set forth in Section 1003(a)(iii) of the Exchange Company Guide.  Such deficiency relates to the Company’s failure to maintain stockholder’s equity of at least $6,000,000 and losses from continuing operations and net losses incurred during the five most recent fiscal years.  In accordance with applicable Exchange requirements, the Company submitted a plan of compliance to the Exchange on July 28, 2009 (with several intervening supplements) setting forth the actions it has taken or would take to bring the Company into compliance with the standard set forth in Section1003(a)(iii) of the Exchange Company guide.

On September 15, 2009 the Exchange notified the Company that it accepted the Company’s plan of compliance with the continued listing requirements of Section 1003(a)(iii) and granted the Company an extension until December 27, 2010 to regain compliance with such requirement.  The Company will be required to provide the Exchange staff with updates in conjunction with the initiatives of the plan of compliance on a regular basis and the Exchange staff will review the Company periodically during the extension period to assess progress against the plan of compliance.  Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the Exchange.

The Company also reported that on September 15, 2009, it received a separate notice from the Exchange stating that the Company does not meet the continued listing standard set forth in Section 1003(a)(iv) of the Company Guide because, based on the Exchange’s review of the Company’s Form 10-Q for the period ending June 30, 2009, the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.

The Company may submit a further supplement to its compliance plan no later than October 15, 2009, to address how it intends to regain compliance with Section 1003(a)(iv) of the Company Guide by March 15, 2010.  The Exchange will evaluate the plan, including any supplements, and determine whether the Company has made a reasonable demonstration of its ability to regain compliance with the listing standard set forth in Section 1003(a)(iv) by March 15, 2010.  There can be no assurance that the Company’s plan will be accepted.  If the Company’s compliance Plan, as updated to address the additional deficiency is not accepted by the Exchange, or if the Plan is accepted but the Company is not in compliance with the continued listing standards within the appropriate time period, or if the Company does not make progress consistent with the plan during the plan period, then the Exchange may initiate delisting proceedings.

The Company’s stock trading symbol will remain DDD on NYSE Amex; but will continue to include an indicator (.BC) as an extension to signify noncompliance with the continued listing standards. The .BC indicator will remain as an extension on the trading symbol until the Company has regained compliance with all applicable continued listing standards.

About SCOLR Pharma:

Based in Bothell, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platforms are based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.368.1050 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to regain compliance with NYSE Amex listing standards in accordance with our plan, our ability to advance development of our potential products and complete research and development, our ability to raise additional funds or enter strategic alliances, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstances.

Contact:
Investor Relations
SCOLR Pharma, Inc.
(425) 368-1050 ext. 1080
info@scolr.com